DOMINION RESOURCES, INC.
                        SUBSIDIARIES OF THE REGISTRANT

                              JURISDICTION OF        NAME UNDER WHICH
NAME                          INCORPORATION        BUSINESS IS CONDUCTED


                                                   Virgina Power in Virginia
Virginia Electric and                              and North Carolina Power
 Power Company                  Virginia           in North Carolina

Dominion Energy, Inc.           Virginia           Dominion Energy, Inc.
Dominion Capital, Inc.          Virginia           Dominion Capital, Inc.